Exhibit 99.1

Moody's Corporation Reports Results for Second Quarter 2012

  2Q12 revenue of $640.8 million up 6% from 2Q11
  Reported 2Q12 EPS of $0.76 down 7% from 2Q11
  Reaffirming FY 2012 EPS guidance range of $2.62 to $2.72; still expecting to be toward the upper end of the range

NEW YORK--(BUSINESS WIRE)--July 26, 2012--Moody’s Corporation (NYSE: MCO) today announced results for the second quarter 2012.

SUMMARY OF RESULTS FOR SECOND QUARTER 2012

Moody’s reported revenue of $640.8 million for the three months ended June 30, 2012, up 6% from $605.2 million for the second quarter of 2011. Expenses for the second quarter of 2012 totaled $362.3 million, 8% higher than in the prior-year period. Operating income for the quarter was $278.5 million, a 3% increase from $270.1 million for the same period last year. Diluted earnings per share of $0.76 for the second quarter of 2012 decreased $0.06 from the prior-year period, which had included a $0.06 favorable tax impact related to a foreign tax ruling and a $0.03 legacy tax benefit.

"Moody’s revenue results for the second quarter reflected solid year-on-year growth in public finance and structured finance at Moody’s Investors Service as well as continued strong results from Moody’s Analytics," said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “Though market conditions remain volatile, we are reaffirming our 2012 EPS guidance range of $2.62 to $2.72 and still expect to be toward the upper end of the range.”

SECOND QUARTER REVENUE

For Moody’s Corporation overall, global revenue of $640.8 million for the second quarter of 2012 was up 6% from the second quarter of 2011. U.S. revenue of $343.8 million for the second quarter of 2012 increased 9% from the second quarter of 2011, while revenue generated outside the U.S. of $297.0 million increased 2% from the prior-year period.

Global revenue for Moody’s Investors Service (MIS) for the second quarter of 2012 was $441.2 million, about flat to the prior-year period. U.S. revenue of $258.0 million for the second quarter of 2012 increased 5% from the second quarter of 2011. Outside the U.S., revenue of $183.2 million decreased 5% from the year-ago period. Foreign currency translation unfavorably impacted MIS revenue by 3 percent.

Within MIS, global corporate finance revenue of $191.5 million in the second quarter of 2012 declined 4%, reflecting weaker speculative grade bond and bank loan issuance, against a near-record prior-year period. Corporate finance revenue was down 4% year-over-year both inside and outside the U.S.

Global structured finance revenue totaled $90.7 million for the second quarter of 2012, an increase of 5% from a year earlier. U.S. structured finance revenue grew 22% from the year-ago period, primarily due to strength in ratings of collateralized loan obligations and asset-backed securities, while non-U.S. structured finance revenue was down 9%.

Global financial institutions revenue of $77.8 million in the second quarter of 2012 decreased 2% compared to the prior-year period. U.S. financial institutions revenue was essentially flat, while non-U.S. revenue declined 3 percent.

Global public, project and infrastructure finance revenue was $81.2 million for the second quarter of 2012, an increase of 12% from the second quarter of 2011. U.S. revenue was up 19% from the prior-year period, primarily due to gains in public finance, while non-U.S. revenue declined 3 percent.

Global revenue for Moody’s Analytics (MA) for the second quarter of 2012 was $199.6 million, up 19% from the second quarter of 2011. Excluding the impact of foreign currency translation, revenue growth was 21 percent. Revenue from research, data and analytics of $121.4 million increased by 9% from the prior-year period, driven primarily by increased sales of credit research via our CreditView offering and solid growth in data licensing arrangements. Enterprise risk solutions revenue of $51.5 million was up 24% over the prior-year period, reflecting both the acquisition of Barrie & Hibbert in December 2011 and growth in the base business. Revenue from professional services of $26.7 million was up 84% from the prior-year period, reflecting the acquisition of a majority stake in Copal Partners in November 2011.

In the U.S., MA revenue of $85.8 million for the second quarter of 2012 increased 23% from the prior-year period. Outside the U.S., revenue of $113.8 million grew 17% as compared with the same quarter of 2011.

SECOND QUARTER EXPENSES

Second quarter 2012 expenses for Moody’s Corporation were $362.3 million, 8% higher than in the prior-year period, primarily due to increased headcount both from acquisitions in late 2011 and from growth in our existing business, as well as investments in technology to support both business growth and regulatory initiatives. Excluding the impact of foreign currency translation, expenses grew 10 percent. Moody’s reported operating margin for the second quarter of 2012 was 43.5%, down from 44.6% in the second quarter of 2011.

Moody’s effective tax rate was 33.6% for the second quarter of 2012, compared with 27.8% for the prior-year period. The increase in the effective tax rate was primarily due to lower taxes in 2011 resulting from a favorable foreign tax ruling.

YEAR-TO-DATE RESULTS

Moody’s Corporation revenue for the first six months of 2012 totaled $1,287.6 million, an increase of 9% from $1,182.3 million for the same period of 2011. Excluding the impact of foreign currency translation, revenue growth was 11 percent. Expenses for the first six months of 2012 totaled $740.1 million, 12% higher than a year ago. The impact of foreign currency translation was negligible. First half operating income of $547.5 million grew 5% from $520.2 million for the same period of 2011. Excluding the impact of foreign currency translation, operating income grew 8 percent. Diluted earnings per share of $1.52 for the first half of 2012 increased $0.03 from the prior-year period, which, again, had included a $0.06 favorable tax impact related to a foreign tax ruling and a $0.03 legacy tax benefit.

Revenue at Moody’s Investors Service totaled $893.9 million for the first six months of 2012, an increase of 5% from the same period in 2011. Moody’s Analytics revenue rose 19% from the first half of 2011 to $393.7 million.

CAPITAL ALLOCATION AND LIQUIDITY

During the second quarter of 2012, Moody’s repurchased 2.7 million shares at a total cost of $100.0 million and issued 0.3 million shares under employee stock-based compensation plans. Outstanding shares as of June 30, 2012 totaled 222.3 million, representing a 3% decline from a year earlier. As of June 30, 2012, Moody’s had $0.8 billion of share repurchase authority remaining under its current program. At quarter-end, Moody’s had $1.2 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash and cash equivalents at quarter-end were $824.1 million, a decrease of $114.4 million from a year earlier.

ASSUMPTIONS AND OUTLOOK FOR FULL-YEAR 2012

Moody’s outlook for 2012 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. There is an important degree of uncertainty surrounding these assumptions, especially as they relate to Europe, and, if actual conditions differ, Moody’s results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

Moody’s is reaffirming its EPS guidance range for the full-year 2012 of $2.62 to $2.72 and still expects to be toward the upper end of the range. However, certain components of 2012 guidance have been modified to reflect our current view of credit market conditions. For Moody’s overall, the Company still expects full-year 2012 revenue to grow in the low-double-digit percent range. Full-year 2012 expenses are still projected to increase in the low-double-digit percent range. Full-year 2012 operating margin is still projected to be approximately 39 percent. The effective tax rate is still expected to be approximately 33 percent.

For the global MIS business, revenue for full-year 2012 is still expected to increase in the mid- to high-single-digit percent range. Within the U.S., MIS revenue is still expected to increase in the low-double-digit percent range, while non-U.S. revenue is still expected to increase in the low-single-digit percent range. Corporate finance revenue is now projected to grow in the high-single-digit to low-double-digit percent range. Revenue from each of structured finance and financial institutions is still expected to be flat to slightly up, while public, project and infrastructure finance revenue is still expected to increase in the mid-teens percent range.

For MA, full-year 2012 revenue is still expected to increase in the high-teens percent range. Within the U.S., MA revenue is now expected to increase in the high-teens to 20 percent range, while non-U.S. revenue is still expected to increase in the high-teens percent range. Revenue growth is still projected in the mid-single-digit percent range for research, data and analytics and in the low 20’s percent range for enterprise risk solutions, reflecting the December 2011 acquisition of Barrie & Hibbert as well as growth in the base business. Professional services revenue is now projected to grow by approximately 75%, inclusive of revenue from the late 2011 acquisition of a majority stake in Copal Partners and growth in MA’s existing financial training and certification business.

CONFERENCE CALL

A conference call to discuss second quarter 2012 results will be held this morning, July 26, 2012, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 11:59 p.m. Eastern Time, August 24, 2012.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, July 26, 2012 until 11:59 p.m. Eastern Time, August 24, 2012. The replay can be accessed from within the U.S. and Canada by dialing 888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 7945945.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2.3 billion in 2011, employs approximately 6,500 people worldwide and maintains a presence in 28 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2012 and other forward-looking statements in this release are made as of July 26, 2012, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; both proposed and recently adopted legislation and regulations in the U.S., EU, other foreign, state and local jurisdictions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; regulations relating to the oversight of credit rating agencies; provisions in the Dodd-Frank Act, and potential EU regulations, modifying the pleading and liability standards applicable to credit rating agencies in a manner adverse to rating agencies; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of credit rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Amounts in millions, except per share amounts	2012	2011	2012	2011

Revenue	$640.8	$605.2	$1,287.6	$1,182.3

Expenses:
Operating	180.6	170.5	366.1	331.3
Selling, general and administrative	159.6	142.9	328.4	291.4
Restructuring	-	(0.1)	-	(0.1)
Depreciation and amortization	22.1	21.8	45.6	39.5
Total expenses	362.3	335.1	740.1	662.1

Operating income	278.5	270.1	547.5	520.2
Non-operating (expense) income, net
Interest (expense) income, net	(16.6)	(14.1)	(26.9)	(32.3)
Other non-operating (expense) income, net	2.7	8.2	2.6	11.5
Total	(13.9)	(5.9)	(24.3)	(20.8)
Income before provision for income taxes	264.6	264.2	523.2	499.4
Provision for income taxes	88.9	73.5	172.0	151.6
Net income	175.7	190.7	351.2	347.8
Less: net income attributable to noncontrolling interests	3.2	1.7	5.2	3.3
Net income attributable to Moody's Corporation	$172.5	$189.0	$346.0	$344.5

Earnings per share attributable to Moody's common shareholders
Basic	$0.77	$0.83	$1.55	$1.51
Diluted	$0.76	$0.82	$1.52	$1.49

Weighted average number of shares outstanding
Basic	223.9	228.2	223.7	228.6
Diluted	227.2	231.5	227.3	231.4

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Amounts in millions	2012	2011	2012	2011

Moody's Investors Service
Corporate Finance	$191.5	$200.1	$392.0	$381.9
Structured Finance	90.7	86.3	185.0	175.7
Financial Institutions	77.8	79.1	156.6	156.0
Public, Project and Infrastructure Finance	81.2	72.5	160.3	137.0
Intersegment royalty	17.5	16.2	34.6	32.2
Sub-total MIS	458.7	454.2	928.5	882.8
Eliminations	(17.5)	(16.2)	(34.6)	(32.2)
Total MIS revenue	441.2	438.0	893.9	850.6

Moody's Analytics
Research, Data and Analytics	121.4	111.0	240.9	220.6
Enterprise Risk Solutions	51.5	41.7	99.6	84.9
Professional Services	26.7	14.5	53.2	26.2
Intersegment revenue	2.9	2.6	5.9	5.2
Sub-total MA	202.5	169.8	399.6	336.9
Eliminations	(2.9)	(2.6)	(5.9)	(5.2)
Total MA revenue	199.6	167.2	393.7	331.7

Total Moody's Corporation revenue	$640.8	$605.2	$1,287.6	$1,182.3

Moody's Corporation revenue by geographic area

United States	$343.8	$315.0	$687.8	$616.4
International	297.0	290.2	599.8	565.9

	$640.8	$605.2	$1,287.6	$1,182.3

Moody's Corporation
Consolidated Interest (Expense) / Income, Net (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2012	2011	2012	2011
Amounts in millions

Interest (expense) / income:
Expense on borrowings	$(16.4)	$(16.3)	$(32.8)	$(32.7)
Income	1.2	1.3	2.5	2.3
Legacy Tax (a)	-	3.7	-	3.7
UTPs and other tax related liabilities	(1.5)	(3.4)	3.5	(7.0)
Interest Capitalized	0.1	0.6	(0.1)	1.4
Total interest (expense) income, net	$(16.6)	$(14.1)	$(26.9)	$(32.3)

(a) The three and six months ended June 30, 2011 amounts represent a reversal of $2.8 million of accrued interest expense relating to the favorable resolution of a Legacy Tax Matter and $0.9 million of interest income related to a pre-spinoff tax year.

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	June 30,	December 31,
	2012	2011
Amounts in millions

Cash and cash equivalents	$824.1	$760.0
Short-term investments	15.4	14.8
Total current assets	1,519.4	1,424.4
Non-current assets	1,444.5	1,451.7
Total assets	2,963.9	2,876.1
Total current liabilities	995.2	1,134.0
Total debt (1)	1,238.3	1,243.8
Other long-term liabilities	679.1	667.5
Total shareholders' equity(deficit)	108.3	(158.4)
Redeemable noncontrolling interest*	70.5	60.5
Total liabilities, redeemable noncontrolling interest and shareholders' equity (deficit)	2,963.9	2,876.1

Actual number of shares outstanding	222.3	222.4

* Represents a noncontrolling interest related to the November 2011 acquisition of Copal Partners

	June 30,	December 31,
(1) Total debt consists of the following:	2012	2011
Series 2005-1 Notes due 2015 (a)	313.5	311.5
Series 2007-1 Notes due 2017	300.0	300.0
2008 Term Loan due 2013 (b)	127.5	135.0
2010 Senior Notes due 2020 (c)	497.3	497.3
Total debt (d)	1,238.3	1,243.8

(a)Includes a $13.5 million and $11.5 million fair value adjustment on an interest rate hedge at June 30, 2012 and December 31, 2011, respectively.

(b) Various payments through 2013.

(c) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount.

(d) Of the total debt shown in the table above, $127.5 million and $71.3 million are classified within total current liabilities at June 30, 2012 and December 31, 2011, respectively, and consist of the current portion of borrowings under the 2008 Term Loan.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	2011
Amounts in millions, except per share amounts	Three Months Ended June 30,			Six Months Ended June 30,
	As Reported	Legacy Tax (a)	Non-GAAP Financial Measures*	As Reported	Legacy Tax (a)	Non-GAAP Financial Measures*
Interest (expense) income, net	$(14.1)	$(0.9)	$(15.0)	$(32.3)	$(0.9)	$(33.2)
Other non-operating (expense) income, net	$8.2	$(6.4)	$1.8	$11.5	$(6.4)	$5.1
Provision for income taxes	$73.5	$(0.3)	$73.2	$151.6	$(0.3)	$151.3
Net income attributable to Moody's Corporation	$189.0	$(7.0)	$182.0	$344.5	$(7.0)	$337.5

Earnings per share attributable to Moody's common shareholders
Basic	$0.83	$(0.03)	$0.80	$1.51	$(0.03)	$1.48
Diluted	$0.82	$(0.03)	$0.79	$1.49	$(0.03)	$1.46
* In addition to its reported results, Moody's has included in the table above adjusted results that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period to period comparison of the Company's results. May not add due to rounding.

The tables above show Moody's consolidated results for the three and six month periods ended June 30, 2011, adjusted to exclude the impact of the following:
(a) To exclude benefits relating to the resolution of certain legacy tax matters.

CONTACT:
Anthony Mirenda
Global Head of Communications
212.553.1316
anthony.mirenda@moodys.com
or
Salli Schwartz
Global Head of Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com